Exhibit 4.1

SECOND AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This Second Amendment to Warrant to Purchase Common Stock (this “Amendment”) is entered into as of January 31, 2020, by and between LIFE SCIENCE LOANS II, LLC (“Holder”) and SAVARA INC. a Delaware corporation (“Company”).

RECITALS

Company has issued for the benefit of Holder that certain Warrant to Purchase Common Stock dated April 28, 2017 (as amended from time to time, including by that certain Amendment to Warrant to Purchase Common Stock dated as of June 26, 2017, the “Warrant”). Holder and Company now desire to amend the Warrant in accordance with the terms of this Amendment.

NOW, THEREFORE, Holder and Company agree as follows:

1.    The Warrant Price for which the Warrant is exercisable is amended and restated in its entirety to read as follows:

“Warrant Price: $2.87”

2.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Warrant. The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.

3.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SAVARA INC.

By:	/s/ David L. Lowrance
Name:	David L. Lowrance
Title:	CFO

LIFE SCIENCE LOANS II, LLC

By:	/s/ Trent Dawson
Name:	Trent Dawson
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Warrant to Purchase Common Stock]